ADDENDUM NO. 2 TO DECEMBER 1, 2012 EMPLOYMENT AGREEMENT

This Addendum No. 2 to the December 1, 2012 Employment Agreement (the “Addendum”) is an addendum to the Employment Agreement between Poly Shield Technologies Inc., a Delaware corporation (the “Company”), and Rasmus Norling (the “Executive”), entered into as of December 1, 2012 as previously amended by that Addendum to December 1, 2012 Employment Agreement dated effective as of December 30, 2013 (as amended, the “Employment Agreement”).  This Addendum shall set forth additional terms, conditions and agreements between the Company and the Executive to the Employment Agreement and shall be incorporated by this reference into the Employment Agreement as if set forth fully therein.  Should there be any conflict between the terms of the Employment Agreement and this Addendum, the terms and conditions of this Addendum shall control.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows.

1.

Notwithstanding anything in the Employment Agrement or this Addendum to the contrary, the time for performance of any obligation or undertaking of the Executive set forth in the Employment Agreement or this Addendum, shall be extended until March 31, 2014, including but not limited to any obligation to procure for the Company Qualifying Contracts as defined in the Employment Agreement.

2.

The third paragraph of Section 4.2(d) of the Employment Agreement shall be deleted in its entirety and in its place substituted the following set forth below:

Any Custodial Stock that does not become eligible for Release prior to March 31, 2014, shall be immediately forfeited and returned to the Company and all rights of the Executive with respect to such shares shall terminate in their entirety.

3.

Both parties agree to notify the escrow agent consistent with the content of this Addendum and agree to take all steps necessary to insure the escrow arrangements are consistent  with the Employment Agreement as amended through this Addendum.

Dated and effective as of February 28, 2014.

Company:	Executive:

POLY SHIELD TECHNOLOGIES INC.

/s/ Brad Eckenweiler	/s/ Rasmus Norling
Rasmus Norling
By: Brad Eckenweiler

Its: Chief Executive Officer